News Release | For Immediate Release
Exhibit 99.1

Zix Corporation Considers Transferring to Nasdaq Capital Market
Company receives notice of potential Nasdaq delisting
DALLAS — September 27, 2006 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today announced it is considering transferring to the Nasdaq Capital Market following receipt of a notice from Nasdaq dated September 26, 2006 relating to potential Nasdaq delisting. The notice states that, as of September 25, 2006 for 10 consecutive business days, the market value of the Company’s common stock was below the minimum $50 million requirement set forth in Nasdaq Marketplace Rule 4450(b)(1)(A) to maintain a listing on the Nasdaq National Market, also knows as the Nasdaq Global Market, where the Company’s shares are currently traded.
The notice further states that, to maintain its listing on the Nasdaq National Market, the Company will be afforded 30 calendar days or until October 26, 2006, to regain compliance with the market value requirement. To do so, the Company must meet or exceed the $50 million market value of its common stock for at least 10 consecutive business days. Alternatively, the Company may apply to transfer its common stock from the Nasdaq National Market, where it is currently listed, to the Nasdaq Capital Market if it satisfies all requirements for continued inclusion other than the minimum bid price requirement. The Company believes that it currently meets all of the requirements for continued listing on the Nasdaq Capital Market other than the minimum bid requirement, with which it would have 180 days to comply. If the Company is unable to transfer to the Nasdaq Capital Market or achieve the minimum market value requirement by October 26, 2006, Nasdaq will provide written notification to the Company that its common stock will be delisted, subject to the Company’s right to appeal the delisting.
“We will continue to focus on the fundamentals of the business to improve revenues and cash flow while we simultaneously review other options, including transferring to the Nasdaq Capital Market, that might help maintain our Nasdaq listing,” said Rick Spurr, chairman and chief executive officer for ZixCorp. “As previously stated, ZixCorp has put plans in place and is executing aggressively against them to dramatically improve the Company’s fundamentals. We remain focused on improving the performance of the Company, both increasing the growth of our two core businesses and reducing costs to improve the efficiency of our operations. We anticipate that the stock price and market capitalization will improve to reflect these developments.”
Zix Corporation | 2711 N. Haskell Ave. | Dallas, TX 75204 | Suite 2300, LB 36 | phone 214 37 0 0200 | fax 214 37 0 0207 | www.zixcorp.com

About Zix Corporation
ZixCorp is the leading provider of hosted email encryption and e-prescribing services. ZixCorp’s hosted Email Encryption Service provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service reduces costs and improves patient care by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
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ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Zix Corporation | 2711 N. Haskell Ave. | Dallas, TX 75204 | Suite 2300, LB 36 | phone 214 37 0 0200 | fax 214 37 0 0207 | www.zixcorp.com